EXHIBIT 11
                             LASERSIGHT INCORPORATED
                          COMPUTATION OF LOSS PER SHARE
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997


                                                              1999             1998            1997
                                                              ----             ----            ----

BASIC
     Weighted average shares outstanding                   16,207,000       12,272,000        9,504,000
                                                         ============     ============     ============

     Net loss                                            $(14,423,980)     (11,882,389)      (7,253,084)
     Conversion discount on preferred stock                        --         (858,872)         (41,573)
     Dividends on preferred stock                                  --       (2,751,953)        (298,269)
                                                         ------------     ------------     ------------
     Loss attributable to common shareholders            $(14,423,980)     (15,493,214)      (7,592,926)
                                                         ============     ============     ============

     Basic loss per share                                $      (0.89)           (1.26)           (0.80)
                                                         ============     ============     ============
 DILUTED
     Weighted average shares outstanding, above            16,207,000       12,272,000        9,504,000
                                                         ============     ============     ============

     Net loss                                            $(14,423,980)     (11,882,389)      (7,253,084)
     Conversion discount on preferred stock                        --         (858,872)         (41,573)
     Dividends on preferred stock                                  --       (2,751,953)        (298,269)
                                                         ------------     ------------     ------------
     Loss attributable to common shareholders            $(14,423,980)     (15,493,214)      (7,592,926)
                                                         ============     ============     ============

     Diluted loss per share                              $      (0.89)           (1.26)           (0.80)
                                                         ============     ============     ============

     Loss attributable to common shareholders above      $(14,423,980)     (15,493,214)      (7,592,926)
                                                         ============     ============     ============
     Additional adjustment to weighted average number
        of shares:
         Weighted average shares outstanding, above        16,207,000       12,272,000        9,504,000
         Dilutive effect of stock options, warrants
            and convertible preferred stock                 5,538,000        2,530,000        4,722,000
                                                         ------------     ------------     ------------
         Weighted average number of shares, as adjusted    21,745,000       14,802,000       14,226,000
                                                         ============     ============     ============

         Diluted loss per share, as adjusted             $      (0.66)(A)        (1.05)(A)        (0.53)(A)
                                                         ============     ============     ============













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 (A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.